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Exhibit 99.1

Las Vegas Sands, Inc. and Venetian Casino Resort, LLC Commence Tender Offer
and Consent Solicitation for all of their outstanding
11% Mortgage Notes Due 2010

        LAS VEGAS, NEVADA—February 1, 2005—Las Vegas Sands Corp. (NYSE: LVS) announced today that its subsidiaries, Las Vegas Sands, Inc. and Venetian Casino Resort, LLC (collectively, the "Issuers"), have commenced a cash tender offer for any and all of their outstanding 11% Mortgage Notes due 2010 (CUSIP No. 92264N AF4). In conjunction with the tender offer, the Issuers are soliciting the consent of holders of a majority in aggregate principal amount of the Notes to eliminate substantially all of the restrictive covenants and certain events of default under the indenture for the Notes. The terms and conditions of the tender offer and consent solicitation are set forth in an Offer to Purchase and Consent Solicitation Statement dated February 1, 2005.

        Subject to certain conditions precedent described in the Offer to Purchase and Consent Solicitation Statement, holders who validly tender Notes and deliver consents prior to 5:00 p.m., New York City time, on February 14, 2005, unless extended (the "Consent Time"), will be entitled to receive the Total Consideration (which includes a consent payment of $30.00 per $1,000 principal amount of Notes). Payment in such case will be made promptly after the Issuers accept the Notes tendered prior to the Consent Time (the "Early Payment Date"). Holders who validly tender Notes after the Consent Time but prior to 12:00 midnight, New York City time, on March 1, 2005, unless extended (the "Expiration Time"), will be entitled to receive the Tender Consideration, which is equal to the Total Consideration less the consent payment. Payment in such case will be made promptly after the Expiration Time. Tendered Notes may be withdrawn and related consents may be revoked only at any time prior to the Consent Time.

        The Tender Consideration for each $1,000 principal amount of Notes validly tendered and accepted for payment pursuant to the tender offer is an amount equal to (i) the present value on the Early Payment Date of $1,055.00 per $1,000.00 principal amount of the Notes (the redemption price payable for the Notes on June 15, 2006, the first date on which the Notes are redeemable at a fixed redemption price) and all scheduled interest payments on the Notes from the Early Payment Date up to and including June 15, 2006, calculated based on the assumption that the Notes will be redeemed in full on June 15, 2006, discounted on the basis of a yield to June 15, 2006 equal to the sum of (a) the yield to maturity on the 2.5% U.S. Treasury Note due May 31, 2006 as calculated by the dealer manager on the second business day immediately preceding the Consent Time plus (b) 50 basis points minus (ii) accrued and unpaid interest, to but excluding the Early Payment Date, minus (iii) the consent payment, rounded to the nearest cent per $1,000.00 principal amount of the Notes. The Total Consideration is equal to the Tender Consideration plus the consent payment.

        All Notes accepted for payment will also receive accrued and unpaid interest to, but excluding, the applicable payment date on the tendered Notes.

        The tender offer is being conducted contemporaneously with an offering of new senior notes of Las Vegas Sands Corp., the parent corporation of the Issuers, and an amendment to the existing credit agreement of the Issuers that, among other things, is expected to increase the borrowing capacity of the Issuers under such facility. The Issuers expect to use the proceeds from these financing transactions and, possibly, existing funds to fund the consideration in the tender offer.

        The tender offer is subject to the satisfaction of certain conditions, including: (i) completion (and relating funding) of the financing transactions described above on terms satisfactory to the Issuers in their sole judgment such that the Issuers receive sufficient funds to consummate the tender offer, (ii) the receipt of the requisite consents from the holders of at least a majority in aggregate principal amount of Notes and the execution of a supplemental indenture giving effect to the proposed amendments to the indenture for the Notes described above and (iii) certain other customary conditions. The company expects to realize significant reductions in interest expense as a result of these transactions.

        Goldman, Sachs & Co. is the exclusive Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Questions regarding the terms of the tender offer or consent solicitation should be directed to Goldman, Sachs & Co. toll free at (800) 828-3182 or (212) 357-3019. The Depositary is U.S. Bank National Association and the Information Agent is D.F. King & Co., Inc. Any questions or requests for assistance or additional copies of documents may be directed to the Information Agent toll free at (800) 769-5414 (bankers and brokers call collect at (212) 269-5550).

        This news release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offer is being made only by reference to the Offer to Purchase and Consent Solicitation Statement and related applicable Letter of Transmittal and Consent dated February 1, 2005.

ABOUT LAS VEGAS SANDS CORP.

        Las Vegas Sands Corp. is a hotel, gaming, resort and exhibition/convention company headquartered in Las Vegas, Nevada. The company owns The Venetian Resort Hotel Casino and the Sands Expo and Convention Center, where it hosts exhibitions and conventions, in Las Vegas and the Sands Macao in the People's Republic of China Special Administrative Region of Macao. The company is also developing additional casino hotel resort properties in Macao, including the Macao Venetian Casino Resort.

        Certain statements made in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words "believe," "anticipate," "expect," "estimate," "project," "will be," "will continue," "will likely result," "is subject to," or similar words or phrases. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission, including in its Forms 10-K and 10-Q. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on Las Vegas Sands Corp's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

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Las Vegas Sands, Inc. and Venetian Casino Resort, LLC Commence Tender Offer and Consent Solicitation for all of their outstanding 11% Mortgage Notes Due 2010